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EXHIBIT 5.2

[ALLIANT TECHSYSTEMS INC.'S LETTERHEAD]

June 14, 2004

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

Ladies and Gentlemen:

        I am Vice President and General Counsel for Alliant Techsystems Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the registration for resale under the Securities Act of 1933 (the "Act"), of $280,000,000 aggregate principal amount of the Company's 2.75% Convertible Senior Subordinated Notes due 2024 (the "Notes"), the guarantees (each, a "Subsidiary Guarantee") by certain subsidiaries of the Company (the "Subsidiary Guarantors"), and the shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock") of the Company, issuable upon conversion of the Notes, including the Rights (as defined below) attached to such shares of Common Stock. The Notes were issued pursuant to an Indenture, dated February 19, 2004 (the "Indenture"), among the Company, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee.

        In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, I am of the opinion that:

        1.     Each of Alliant International Holdings Inc. and Federal Cartridge Company, which are Subsidiary Guarantors, was duly organized, validly existing and in good standing under the laws of the State of Minnesota at the time that it entered into the Indenture; and

        2.     The delivery of the Subsidiary Guarantees on February 19, 2004, by each of Alliant International Holdings Inc. and Federal Cartridge Company, was duly authorized and validly issued.

        My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the laws of the State of Minnesota. I express no opinion with respect to the laws of any other jurisdiction.

        I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement filed by the Company to register the resale of the Notes, the Subsidiary Guarantees and the Common Stock, including the Rights attached to the Common Stock, under the Act and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Ann D. Davidson

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  EXHIBIT 5.2
[ALLIANT TECHSYSTEMS INC.'S LETTERHEAD]